EXHIBIT 5.1

November 30, 2001

KB HOME
10990 Wilshire Boulevard
Los Angeles, CA 90024

         Re: Registration Statement on Form S-3 (Registration No. 333-41549)

Ladies and Gentlemen:

         We have acted as counsel for KB HOME, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (No. 333-41549) (the “Registration Statement”), filed on December 5, 1997 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $500,000,000 maximum aggregate initial offering price of (a) its debt securities (“Debt Securities”), (b) shares of its Preferred Stock, par value $1.00 per share (the “Preferred Stock”), (c) shares of its Common Stock, par value $1.00 per share (the “Common Stock”), and (d) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other securities of the Company or another issuer (the “Warrants”), which will be issued pursuant to a warrant agreement (the “Warrant Agreement”) to be entered into by the Company and a warrant agent (the “Warrant Agent”). The Debt Securities will be issued under (i) the Senior Indenture, dated as of October 14, 1997 (the “Senior Indenture”), between KB HOME and SunTrust Bank, Atlanta (the “Senior Trustee”), (ii) the Senior Subordinated Indenture, dated as of November 19, 1996 (the “Senior Subordinated Indenture”), between KB HOME and SunTrust Bank, Atlanta (the “Senior Subordinated Trustee”), or (iii) the form of Subordinated Indenture, presently undated (the “Subordinated Indenture”), incorporated by reference as an exhibit 4.11 to the Registration Statement.

         This opinion is being delivered to you in connection with the proposed issuance of $200,000,000 aggregate principal amount of the Company’s 8-5/8% Senior Subordinated Notes due 2008 (the “Notes”) pursuant to the Senior Subordinated Indenture and is intended to update the opinion we previously delivered in connection with the initial filing of the Registration Statement.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

         Based upon foregoing, we are of the opinion that:

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         1.     The Notes constitute the valid and binding obligation of the Company subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name in the Registration Statement, the related Prospectus and any prospectus supplement delivered in connection with the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

MUNGER, TOLLES & OLSON LLP

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